EXHIBIT 99.1


                                  PRESS RELEASE

               CENTRAL OIL CORPORATION ANNOUNCES CHANGE IN CONTROL
                             AND NEW BUSINESS FOCUS

NEW YORK, NEW YORK - JUNE 2, 1999 - CENTRAL OIL CORPORATION (OTC BB:CEOL) announced today a change in control and new management. This change in control is one step in a change in the business focus of CEOL.

CEOL will now be engaged in the business of providing strategic consulting and technical services, as well as capital, to primarily early stage internet and other technology private and public companies. CEOL also intends to acquire and operate majority owned subsidiaries and promote opportunities for synergistic business relationships among its subsidiaries and other companies within its portfolio. The new management has extensive experience with early stage technology and internet companies.

As part of the change of control, Andreas Typaldos was appointed Chief Executive Officer and Chairman of the Board of CEOL on an interim basis. In addition, all of the current directors and officers of CEOL tendered their resignations. The resignations of Charles L. Mattis and Mark G. Lawrence, a director, were effective immediately. The resignation of Stephan R. Levy, CEOL's Secretary and Treasurer and a director, which is irrevocable, shall be effective automatically upon the expiration of ten days from the date CEOL files with the U.S. Securities and Exchange Commission ("SEC") and delivers to CEOL's shareholders of record, an Information Statement required by Section 14(f) of Securities and Exchange Act of 1934 (the "Effective Date"). On the Effective Date, Mr. Typaldos intends to appoint Mr. Gregory Osborn as President and Chief Executive Officer. In addition, new directors will be nominated for the Company's Board of Directors and Board of Advisors, including Gregory Osborn, Michel Berty, Hermann Seiler, and Elias Typaldos.

Mr. Andreas Typaldos, CEOL's new interim CEO and Chairman of the Board, is the founder and currently the Chairman, President, and CEO, of Elligent Consulting Group, Inc., an information technology and e*commerce consulting company trading on the OTC Bulletin Board. He is also founder, Chairman, and major shareholder of Enikia, an internet bandwidth and infrastructure company, in which CEOL intends to invest as part of its strategy. Prior to 1996, Mr. Typaldos was the founder, President and CEO of Computron Software, Inc., an international public software and consulting company trading on the American Stock Exchange. He remains a principal shareholder of Computron.

Mr. Osborn has substantial experience in finding and financing internet companies. He is a partner in VentureBank, a "Silicon Valley" venture financing and advisory firm, as well as founder of Seed LLC, a New York-based "Silicon Alley" financing and advisory firm. Companies that were recently funded through Mr. Osborn's efforts include CarePackages.com, SS7X7.com, Orbit Network, Freeride Media, LLC, and Microcast, Incorporated. The Company also intends to make investments in some of these companies, including Freeride Media, LLC, Microcast, and CarePackages.com. Prior to his recent activities, Mr. Osborn's experience was in the securities and brokerage industry. Mr. Osborn has a Bachelors Degree in Economics and

Finance. He is also a Member of the Committee for Responsible Government and a Junior Board Member of the Children of Bellevue Hospital.

Mr. Berty is currently a member of the Board of Directors of a number of public companies including: Elligent (of which Mr. Typaldos is Chairman and CEO); Mastech Corp., a large public consulting services company; Level 8 Systems, a public software and services company; Merant PLC, a public software and services company; Sapiens International PLC, a public software and services company; Ascent Logic Corporation, a risk management systems engineering private company; and Buysmart, Inc., a start-up company in the Internet business. From 1992 until 1997, he was the CEO of Cap Gemini America, a $700 million consulting services company, and member of the executive committee of Cap Gemini, a $5 billion international consulting services company.

Mr. Seiler is currently Senior Vice President of Deutsche Bank, reporting to the Board, with responsibilities over technology for smart card and e*commerce. Prior responsibilities included the overseeing of the Global Information Technology area for Deutsche Bank's Worldwide Investment Banking Operations. Mr. Seiler sits on the Technology Board of the German Stock Exchange and has degrees in Mathematics and Physics.

Mr. Elias Typaldos is a technology executive and entrepreneur with experience in both software applications and consulting and e*commerce to customers including many Fortune 1000 companies. He is currently Senior Vice President of R&D, as well as Chairman of the Board of Computron Software, Inc., an international enterprise applications software company traded on the American Stock Exchange. Mr. Typaldos is the brother of Andreas Typaldos, the interim CEO and Chairman of CEOL.

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed to be forward-looking statements. Without limited the generality of the foregoing, words such as "may," "will," "expect," "believe, "anticipate," "intend," "could," "would," "estimate" or "continue" or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties detailed in CEOL's filings with the Securities and Exchange Commission.

Contact:  Andreas Typaldos  (212) 765-2915 Ext. 111